Exhibit T3D

IN THE SUPREME COURT OF BERMUDA
CIVIL JURISDICTION
COMMERCIAL COURT
2020: No.149

IN THE “MATTER OF DIGICEL GROUP ONE LIMITED (PROVISIONAL LIQUIDATORS APPOINTED FOR RESTRUCTURING PURPOSES)

AND IN THE MATTER OF SECTION 99 COMPANIES ACT 1981

SANCTION ORDER

UPON THE PETITION dated 4 June 2020 of Digicel Group One Limited (the “Company”) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda, for the sanction of a Scheme of Arrangement set out in the First Schedule hereto (the “Scheme”)

AND UPON HEARING Counsel for the Company, Counsel for the joint provisional liquidators, and Counsel for the Ad Hoc Group

AND UPON READING the Order dated 12 May 2020 (pursuant to which the Company convened the Scheme Meeting), the Scheme, the report of the Chairman of the Scheme Meeting, the evidence in support of the Petition, and the Petition

AND UPON the Scheme Meeting having taken place on 1 June 2020, at which the Scheme was approved by the requisite statutory majority of the DGL1 Scheme Creditors

AND UPON Digicel Group 0.5 Limited UNDERTAKING by Counsel only for the purposes of giving this undertaking, to (a) take all and any such actions as are required by it to implement and give effect to the terms of the Scheme, and (b) with effect from the Scheme Effective Date, be bound by the Scheme, and execute any documents which are required to implement and give effect to the Scheme

AND UPON the Court adopting in this Order, for ease of reference only, the defined terms contained in the Scheme

AND UPON NOTING that, to the extent that US securities law may be applicable to the Scheme and the transactions contemplated by it, Digicel Group 0.5 Limited will seek to rely on the exemptions to the registration requirements of the US Securities Act of 1933, as amended, pursuant to section 3(a)(10) thereof

THE COURT HEREBY SANCTIONS the Scheme set forth in the Schedule to this Order

AND IT IS HEREBY ORDERED that there be liberty to apply with regard to the terms of the Order and the implementation of the Scheme.

DATED this 8th Day of June 2020

/s/ Narinder Hargun
CHIEF JUSTICE

Schedule I

(Scheme of Arrangement)

IN THE SUPREME COURT OF BERMUDA

CIVIL JURISDICTION

(COMMERCIAL COURT)

2020 No.149

IN THE MATTER OF THE COMPANIES ACT 1981

IN THE MATTER OF DIGICEL GROUP ONE LIMITED

_____________________________________

SCHEME OF ARRANGEMENT

(under section 99 of the Companies Act 1981)

BETWEEN

DIGICEL GROUP ONE LIMITED

(in provisional liquidation)

AND

THE DGL1 SCHEME CREDITORS

_____________________________________

CONTENTS

TABLE OF CONTENTS

		Page
1	Definitions and Interpretation	3
2	The Company	14
3	The Purpose of the Scheme	14
4	The Existing Notes	14
5	The Existing Notes Trustee and the Scheme	15
6	Application and Effectiveness of the Scheme	16
7	The Scheme	16
8	No Right to Commence Proceedings	18
9	Instructions, Authorisations and Directions	19
10	DGL1 Scheme Creditor Undertakings and Releases	20
11	Determination of Scheme Claims	22
12	Sales, Assignments or Transfers	22
13	Provision of Information	22
14	The Information Agent	22
15	Conditions to the Effectiveness of the Scheme	23
16	Termination of the Scheme	24
17	Securities Law Considerations	24
18	Scheme Costs	24
19	Modifications of the Scheme	24
20	Notices	25
21	Conflict and Inconsistency	27
22	Governing Law and Jurisdiction	27

1	DEFINITIONS AND INTERPRETATION

1.1	In this Scheme:

“Ad Hoc Group”	means that certain ad hoc group of DGL1 Noteholders party to and as defined in the Lockup and Support Agreement.
“Advisors”	means collectively, ASW, Conyers, Davis Polk, DC Advisory, KPMG IE, PJT, Weil, and the Information Agent.
“Affiliates”	means:
(a) a company that directly or indirectly owns, controls, or holds with power to vote, 50 percent or more of the outstanding voting securities of the other company, other than an entity that holds such securities:
(i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or
(ii) solely to secure a debt, if such entity has not in fact exercised such power to vote;
(b) a company 50 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by another company, or by an entity that directly or indirectly owns, controls, or holds with power to vote, 50 percent or more of the outstanding voting securities of the other company, other than an entity that holds such securities–
(i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or
(ii) solely to secure a debt, if such entity has not in fact exercised such power to vote;
(c) a person whose business is operated under a lease or operating agreement by the other company, or person substantially all of whose property is operated under an operating agreement with the other company; or
an entity that operates the business or substantially all of the property of the other company under a lease or operating agreement.

“Asset Transfer”	means the transfer by the Company to DGL0.5 of substantially all of its assets and liabilities as shown in the Balance Sheet (but excluding for the purposes of this definition the Existing Notes) including, without limitation, all of the Company’s intra-Group receivables and payables, all of the Company’s equity interests in its subsidiaries, all of the Company’s cash and, to the extent permitted without consent or to the extent consent is received from the relevant third party, all of the Company’s trade and other payables, each of the foregoing occurring either pursuant to the Section 101 Order or the Sale Documents, but in all cases excluding any Third Party Liabilities.
“ASW”	means ASW Law Limited.
“Balance Sheet”	means unaudited balance sheet of the Company as of March 2020, as appended to the Explanatory Statement.
“Beneficial Interest”	means an interest (whether or not it is the ultimate economic interest) in the principal amount outstanding of the Existing Notes, which interest is held (directly or indirectly) in book-entry form through OTC, a DTC Participant and/or another intermediary.
“Bermuda Registrar of Companies”	means the Registrar of Companies appointed under section 3 of the Companies Act.
“Business Day”	means any day on which banks are open for business generally in New York and Bermuda.
“Claim”	means all and any actions, causes of action, claims, counterclaims, suits, debts, sums of money, accounts, contracts, agreements, promises, damages, judgments, executions, demands, remedies or rights whatsoever or howsoever arising, whether present, future, prospective (including after the Scheme Effective Date) or contingent, known or unknown, whether or not for a fixed or unliquidated amount, whether or not involving the payment of money or the performance of an act or obligation or any failure to perform any obligation or any omission, whether assertable directly or derivatively, whether arising at common law, contract, tort, in equity or by statute in or under the laws of New York or Bermuda, or under any other law or in any other jurisdiction howsoever arising, other than Excluded Claims and “Claims” shall be construed accordingly.

“Companies Act”	means the Companies Act 1981 of Bermuda.
“Company”	means DGL1.
“Company Payable”	means the liability of the Company to DGL0.5 arising due to DGL0.5’s holding of the Beneficial Interest in the Existing Notes following the transfer of the Existing Notes by DGL1 Scheme Creditors to DGL0.5 pursuant to the Transfer Mechanics.
“Company Receivable”	means the receivable in favour of the Company owed by DGL0.5 arising due to the Asset Transfer.
“Convening Order”	means order of the Court containing directions for the convening of a meeting of DGL1 Scheme Creditors.
“Conyers”	means Conyers Dill & Pearman Limited.
“Court”	means the Supreme Court of Bermuda.
“Davis Polk”	means Davis Polk & Wardwell LLP.
“DGL0.5”	means Digicel Group 0.5 Limited, an exempted company incorporated in Bermuda with registration number 55491 and its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda.
“DGL0.5 Receivable”	means the balance owing by the Company to DGL0.5 following the set-off of the Company Payable against the Company Receivable as described in Step 2 of the Transfer Mechanics.
“DGL1”	means Digicel Group One Limited, an exempted company incorporated in Bermuda with registration number 53897 and its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda.
“DGL1 Noteholder”	means a person who has a Beneficial Interest in the Existing Notes and who is the owner of the ultimate economic interest in any of the Existing Notes, and who has the right, upon satisfaction of certain conditions, to be issued definitive certificates in accordance with the terms of the Existing Notes Indenture.

“DGL1 Scheme Consideration”	means for each US$1,000 in principal amount of Existing Notes: US$941 in principal amount of New DGL0.5 Secured Notes.
“DGL1 Scheme Creditors”	means DGL1 Noteholders and (without double counting in each case), the Existing Depository Nominee and the Existing Notes Trustee.
“DTC”	means The Depository Trust Company.
“DTC Participant”	means the person recorded directly in the records of DTC as holding a Beneficial Interest in any Existing Notes in an account held with DTC, either for that person’s own account or on behalf of another person.
“Excluded Claims”	means (i) Scheme Costs; (ii) Claims under or in connection with DGL1 Scheme Consideration; (iii) Claims in respect of rights created under the Scheme and/or which arise as a result of a failure by DGL1 or any party to the Scheme to comply with any terms of the Scheme from and after the Scheme Effective Date; and (iv) any Claims arising from or relating to fraud or dishonesty.
“Existing Depository Nominee”	means Cede & Co as the entity in whose name the Existing Notes are registered and who acts as the depository and nominee for DTC with respect to the Existing Notes.
“Existing Notes”	means the 8.250% Senior Notes due 2022 issued by DGL1 pursuant to the Existing Notes Indenture.
“Existing Notes Indenture”	means the indenture dated January 14, 2019, between DGL1 and Deutsche Bank Trust Company Americas, as trustee, pursuant to which the Existing Notes were constituted and issued.
“Explanatory Statement”	means that composite document mailed to DGL1 Scheme Creditors (including all appendices) pursuant to an order of the Court prior to the Scheme Meeting.
“Existing Notes Trustee”	means Deutsche Bank Trust Company Americas, in its capacity as indenture trustee, and in each other capacity for which it serves, under or in connection with the Existing Notes Indenture; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

“Existing Notes Trustee’s Fees and Expenses”	means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims, including without limitation, attorneys’ fees, expenses and disbursements, incurred by the Existing Notes Trustee in any and all capacities to the extent payable or reimbursable under the Existing Notes Indenture or related documents.
“Foreign Representative”	means the Provisional Liquidators.
“Founder Equity Contribution”	means a commitment by Denis O’Brien to cause Digicel Investments Limited, an entity controlled by him, to contribute $50.0 million in aggregate consideration comprised of $25.0 million in cash and the entirety of Onnut Ventures Limited’s ordinary share capital; and shareholder loans in exchange for 50 million common shares issued by DGL0.5, in the event that the Scheme is consummated.
“Group”	means Digicel Group Limited and its subsidiaries.
“Information Agent”	means Epiq Corporate Restructuring, LLC.
“Instruction Packet”	means the packet of materials, comprising the forms of ballots for voting and the Explanatory Statement.
“Intermediary”	means a person who is not a DGL1 Noteholder but who holds a Beneficial Interest in the Existing Notes on behalf of another person or persons.
“KPMG IE”	has the meaning given to that term in the Explanatory Statement.
“Liability” or “Liabilities”	means any debt, liability or obligation of a person whether it is present, future, prospective, actual or contingent, whether it is fixed or undetermined, whether incurred solely or jointly or as principal or surety or in any other capacity, whether or not it involves the payment of money or performance of an act or obligation and whether it arises at common law, in equity or by statute, in Bermuda or any other jurisdiction, or in any manner whatsoever.
“Lockup and Support Agreement”	means that certain lockup and support agreement dated as of April 1, 2020, between, inter alia, members of the Ad Hoc Group and the Company.

“Longstop Time”	means September l, 2020 at 5:00 pm (New York Time) or such later date and time agreed in writing by the Company and the Ad Hoc Group.
“New DGL0.5 Indenture”	means the indenture to be entered into between DGL0.5 Limited and the New Notes Trustee pursuant to which the New DGL0.5 Secured Notes will be issued on terms substantially consistent with the description of notes contained in the Tender Offer Memorandum appended to the Explanatory Statement.
“New DGL0.5 Secured Notes”	means the new DGL0.5 senior secured notes, which will be issued by DGL0.5 pursuant to the New DGL0.5 Indenture and will mature on April 1, 2024. Each New DGL0.5 Secured Notes will bear 8.0% cash interest per annum, payable semi-annually in arrears on each April l and October 1, beginning on the first date after the Settlement Date (as defined in the Tender Offer Memorandum). Cash interest will accrue from March 30, 2020. In addition, interest in addition to the cash interest shall be paid by issuing additional new DGL0.5 senior secured notes (rounded up to the nearest US$ 1.00) (“PIK Interest”). PIK Interest on the new DGL0.5 senior secured notes will accrue at a rate of 2.0% per annum from March 30, 2020. DGL0.5 may, at its option, pay 10.0% PIK Interest with no cash interest on the first two interest payments following the Settlement Date, as described in the description of notes of the Tender Offer Memorandum appended to the Explanatory Statement.
“New DGL0.5 Secured Notes Collateral”	means the first-priority liens on (i) all share capital (including warrants to acquire shares) of Digicel Pacific Limited, (ii) all share capital (including warrants to acquire shares) of Digicel Limited, (iii) DGL0.S’s receivable under the Digicel (Central America) Group Limited Credit Facility and (iv) all share capital of Digicel (PNG) Limited owned by Digicel Pacific Limited.
“New Notes Trustee”	means Deutsche Bank Trust Company Americas as trustee for the New DGL0.5 Secured Notes.
“Personnel”	means, in relation to any person, its current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

“PIK Interest”	means payment-in-kind interest which will be paid in addition to the cash interest by increasing the principal of the outstanding New DGL0.5 Secured Notes or by issuing additional New DGL0.5 Secured Notes (rounded up to the nearest US$1.00) pursuant to the terms of the New DGL0.5 Secured Notes.
“PJT”	means PIT Partners.
“Pledge Agreement”	means that certain pledge agreement dated as of January 14, 2019, between the Company and the Existing Notes Trustee, pursuant to which the Company pledged its interest in, amongst other things, its shares in Digicel Pacific Limited and warrants in Digicel Holdings (Central America) Limited and its interests as creditor in the credit agreement originally dated as of December 22, 2008 (as amended and restated from time to time) between the Company and Digicel (Central America) Group Limited.
“Post”	means delivery by pre-paid first class post or air mail or generally recognized commercial courier service, and “Posted” shall be construed accordingly.
“Proceeding”	means any process, action, legal or other proceeding including any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, distraint, forfeiture, re-entry, seizure, lien, enforcement of judgment or enforcement of any security or other right.
“Provisional Liquidators”	has the meaning given to that term in the Explanatory Statement.
“Record Date”	means close of business on May 13, 2020 (New York time).
“Registrar of Companies”	means the Registrar of Companies of Bermuda appointed pursuant to the Companies Act.

“Released Claim”	means any past, present and/or future Claim arising out of, relating to or in respect of: (i) the Existing Notes Indenture, (ii) the Existing Notes; (iii) the Scheme Claims and any of the facts and matters giving rise to the Scheme Claims; (iv) the Transfer Mechanics and Sale Documents (but excluding for the purposes of (iv) of this definition any Claims held by DGL0.5); and/or (v) all actions and/or decisions taken by any Released Person prior to the Scheme Effective Date in connection with the management and/or business of the Company, (but excluding any action and/or decision taken in connection with the management and/or business of any Affiliate of the Company) the preparation, negotiation, sanction or implementation of the Scheme, the Restructuring Documents and the Restructuring, and the execution and the carrying out of the steps and transactions contemplated therein in accordance with their terms, other than in each case, Excluded Claims.
“Released Person”	means (i) the Company, (ii) the Existing Notes Trustee, (iii) the members of the Ad Hoc Group; (iv) the Provisional Liquidators, (v) with respect to each of the foregoing entities in clauses (i) through (iii), its Affiliates and Advisors, and with respect to each of the foregoing entities in clauses (i), (ii), (iii) and (v), each of their Personnel.
“Restructuring”	has the meaning given to that term in the Explanatory Statement.
“Restructuring Documents”	means the New DGL0.5 Secured Notes, all security documents required to give effect to the New DGL0.5 Secured Notes Collateral, the New DGL0.5 Indenture, the Sale Documents (only to the extent the Section 101 Order is not received) and any other ancillary documents reasonably required to effectuate the terms of the Scheme.
“Sale Documents”	means (i) the Omnibus Asset Transfer and Contribution Agreement between the Company and DGL0.5; (ii) the Repayment and Waiver Agreement between the Company and DGL0.5; (iii) Assignment of Warrants Agreement in respect of the Company’s warrants in Digicel Holdings Central America Limited delivered by the Company in favour of DGL0.5; (iv) an amendment and restated agreement in respect of the loan agreement between the Company and Digicel (Central America) Group Limited; and (v) any and all contracts, notices, resolutions or certificates to be executed by the Company to transfer all of the Company’s assets and Liabilities to DGL0.5.
“Sanction Order”	means the order of the Court sanctioning the Scheme (with or without modification).

“Scheme”	means this scheme of arrangement between the DGL1 Scheme Creditors and the Company pursuant to section 99 of the Companies Act in its present form or subject to any modifications, additions, or conditions that the Court may approve or impose consistent with Clause 19 of this scheme.
“Scheme Claim”	means any Claim of a DGL1 Scheme Creditor against the Company arising directly or indirectly out of, in relation to and/or in connection with the Existing Notes, the Pledge Agreement and/or the Existing Notes Indenture, whether before, at or after the Record Date (provided that for voting purposes Scheme Claims shall be determined by reference to the principal amount of Existing Notes excluding any accrued interest or other amounts due pursuant to the Existing Notes or the Existing Notes Indenture), other than, in each case, Excluded Claims.
“Scheme Costs”	means the Liability of the Company in respect of the fees, costs and expenses of the Advisors and the Existing Notes Trustee’s Fees and Expenses, which Liabilities are not subject to the arrangements and compromises to be effected by the Scheme.
“Scheme Creditor Parties”	means, in respect of a DGL1 Scheme Creditor, each of its predecessors, successors, assigns, transferees, Affiliates and Personnel, in each case other than DGL0.5.
“Scheme Effective Date”	means the date upon which all of the conditions to the effectiveness of the Scheme as set forth in Clause 15 of this Scheme have been satisfied.
“Scheme Meeting”	means the meeting convened to consider, and if thought fit, approve the Scheme pursuant to a direction of the Court on May 12, 2020.
“Scheme Website”	means https://dm.epiqll.com/Digicel.
“SEC”	means the U.S. Securities and Exchange Commission.
“Section 101 Order”	means an order by the Court pursuant to section 101 of the Companies Act (whether forming part of the Sanction Order or otherwise) pursuant to which the Asset Transfer shall occur.
“Third Party Liabilities”	means any existing, identified and non-contingent liabilities of DGL1 as of the Scheme Effective Date that are not transferred pursuant to the Transfer Mechanics.

“Transfer Mechanics”	means the steps described in Clause 7.1 of the Scheme.
“Tender Offer Memorandum”	means the offering memorandum and consent and waiver solicitation statement relating to the Existing Notes dated as of April 1, 2020 and forming part of the Explanatory Statement.
“United States Code”	means the Code of Laws of the United States of America.
“US Bankruptcy Code”	means title 11 of the United States Code.
“US Bankruptcy Court”	means the United States Bankruptcy Court for the Southern District of New York.
“US Securities Act”	means U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated by the SEC thereunder.
“Weil”	means Weil, Gotshal & Manges LLP.

1.2	In this Scheme, unless the context otherwise requires or otherwise expressly provides:

(a)	references to Recitals, Parts, Clauses, Sub-Clauses, Schedules and Appendices are references to the recitals, parts, clauses, sub-clauses, schedules and appendices respectively of or to the Scheme;

(b)	references to a “person” include references to an individual partnership, company, corporation, other legal entity, unincorporated body of persons or any state or state agency;

(c)	references to a statute or a statutory provision include the same as subsequently modified, amended or re-enacted from time to time;

(d)	references to an agreement, deed or document shall be deemed also to refer to such agreement, deed or document as amended, supplemented, restated, verified, replaced and/or novated (in whole or in part) from time to time and to any agreement, deed or document executed pursuant thereto;

(e)	the singular includes the plural and vice versa and words importing one gender shall include all genders;

(f)	headings to Recitals, Parts, Clauses and Sub-Clauses are for ease of reference only and shall not affect the interpretation of the Scheme;

(g)	references to “$” or “US$” are references to the lawful currency of the United States of America;

(h)	the words “include” and “including” are to be construed without limitation, general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(i)	a company is a “subsidiary” of another company, its “holding company”, if that other company: (a) holds a majority of the voting rights in it; (b) is a member of it and has the right to appoint or remove a majority of its board of directors; or (c) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or, if it is a subsidiary of a company that is itself a subsidiary of that other company; and

(j)	an “undertaking” means a body corporate or partnership; or an unincorporated association carrying on a trade or business, with our without a view to profit; and an undertaking is a parent undertaking in relation to another undertaking, a “subsidiary undertaking”, if: (a) it holds the majority of voting rights in the undertaking; (b) it is a member of the undertaking and has the right to appoint or remove a majority of its board of directors; (c) it has the right to exercise a dominant influence over the undertaking: (i) by virtue of provisions contained in the undertaking’s articles; or (ii) by virtue of a control contract; or (d) it is a member of the undertaking and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the undertaking.

PART A
RECITALS

2	THE COMPANY

2.1	DGL1 was incorporated in Bermuda under the Companies Act as an exempted company with limited liability on August 20, 2018 with registration number 53897 under the name “Digicel Group Two Limited” and changed its name to “Digicel Group One Limited” on September 7, 2018.

2.2	The Company’s registered office is at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda.

2.3	The authorised share capital of DG 1 is US$10,000 consisting of 10,000 common shares of US$1.00 each of which 1,000 were issued.

3	THE PURPOSE OF THE SCHEME

3.1	The principal object and purpose of the Scheme is to effect a compromise and arrangement between the Company and the DGL1 Scheme Creditors in respect of the Scheme Claims. The arrangement and compromise effected pursuant to the Scheme will, in conjunction with the Asset Transfer, result in significant deleveraging of the Group and will enable DGL0.5 to carry on the business of the Company as a going concern.

3.2	On the Scheme Effective Date, among other things, the Existing Notes will be cancelled and discharged as part of the Transfer Mechanics and all rights and obligations of any party under the Existing Notes and Existing Notes Indenture (including, for the avoidance of doubt. any person that acquires an interest in the Existing Notes after the Record Date) will terminate.

3.3	The Foreign Representative is authorised to make an application on behalf of the Company for a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code (or under any other applicable law, legal doctrine or Proceeding concerning cross-border recognition) and such other additional relief and/or assistance as the Foreign Representative may be required by the Company to obtain.

4	THE EXISTING NOTES

The Existing Notes are held under customary arrangements whereby:

(a)	the Existing Notes were issued pursuant to the Existing Notes Indenture;

(b)	all Existing Notes are registered in the name of the Existing Depository Nominee;

(c)	Beneficial Interests in the Existing Notes are held initially by DTC Participants (whose identities are recorded directly in the books or other records maintained by DTC) through DTC, under electronic systems designed to facilitate paperless transactions in respect of dematerialised securities; and

(d)	each DTC Participant may be holding its recorded Beneficial Interest in the existing Notes (in full or in part) either on its own behalf or on behalf of another person, which person may in turn also be holding such interest on its own behalf or on behalf of another person.

5	THE EXISTING NOTES TRUSTEE AND THE SCHEME

5.1	The Court has ordered that neither the Existing Notes Trustee nor the Existing Depository Nominee (as registered holder of the Existing Notes) shall be entitled to vote in respect of the Existing Notes at the Scheme Meeting and, accordingly, they will not vote at such meeting.

UNDERTAKINGS

5.2	DGL0.5 has undertaken to the Court to abide by the terms of the Scheme and to be bound by its terms insofar as they apply to it.

PART B
THE SCHEME

6	APPLICATION AND EFFECTIVENESS OF THE SCHEME

6.1	The compromises and arrangement effected by the Scheme herein shall apply to all Scheme Claims and shall be binding on all DGL1 Scheme Creditors.

6.2	The terms of the Scheme shall become effective on the Scheme Effective Date and shall take effect in accordance with the terms of the Scheme.

6.3	The Company shall promptly notify the Information Agent of the occurrence of the Scheme Effective Date by providing a form of notice to the Information Agent, and the Information Agent shall notify DGL1 Scheme Creditors of the Scheme Effective Date by:

(a)	providing such notice to the Existing Notes Trustee;

(b)	circulating such notice to DGL1 Scheme Creditors via DTC; and

(c)	posting such notice on the Scheme Website.

7	THE SCHEME

7.1	On the Scheme Effective Date, the Transfer Mechanics shall occur through the following steps, each of which is interconditional on the other and each of which shall occur immediately after the preceding step, such that all steps occur upon the Scheme Effective Date.

Step 1

The Existing Notes shall be deemed transferred without any further act or action by any DGL1 Scheme Creditor to DGL0.5 in consideration for DGL0.5 issuing the DGL1 Scheme Consideration pro rata to each DGL1 Scheme Creditor based upon the principal account of Existing Notes held by the relevant DGL1 Scheme Creditor. DGL0.5 shall become a creditor of the Company in an amount equal to the Company Payable. DGL0.5 shall make available to DTC on the Scheme Effective Date the DGL1 Scheme consideration for payment to the DGL1 Scheme Creditor through an exchange of the Existing Notes for the New DGL0.5 Secured Notes anticipated to be performed by DTC in accordance with its customary practices and procedures on or as soon as practicable after the Scheme Effective Date.

Step 2

The Asset Transfer will occur either pursuant to a Section 101 Order or the Sale Documents. The net value transferred by the Company to DGL0.5 pursuant to the Asset Transfer will create the Company Receivable. The Company Payable will be immediately set-off against the Company Receivable (thereby eliminating the Company Receivable) in consideration for the Asset Transfer.

Step 3

The DGL0.5 Receivable and all Scheme Claims shall be released and compromised as follows:

(a)	the Existing Notes, the Existing Notes Indenture, the Pledge Agreement and all other related instruments, certificates, agreements and other documents will be cancelled, released, terminated, extinguished and discharged without any further act or action by the Company, DGL0.5, the Existing Notes Trustee or any DGL1 Scheme Creditor; provided. however, that such documents shall continue in effect for the limited purpose of (i) allowing the DGL1 Scheme Creditors to receive their respective DGL1 Scheme Consideration, and (ii) preserving all rights of the Existing Notes Trustee thereunder, including with respect to the Existing Notes Trustee’s Fees and Expenses.

(b)	the Existing Notes shall be deemed surrendered without any further act or action by the Company, DGL0.5 or any DGL1 Scheme Creditor;

(c)	all of the rights, title and interest of the DGL1 Scheme creditors in respect of Scheme Claims (including for the avoidance of doubt, those of Scheme Creditor Parties), or in respect of any Claims against DGL0.5 under or related to the Existing Notes arising pursuant to the Transfer Mechanics, shall be subject to each of the arrangements and compromises set out in this Scheme;

(d)	the respective rights and obligations of the DGL1 Scheme Creditors (including, for the avoidance of doubt, any person that acquires an interest in the Existing Notes after the Record Date), the Company, DGL0.5 and the Existing Notes Trustee towards one another under the Existing Notes Indenture and the Existing Notes shall be deemed fully satisfied, discharged and terminated; provided, however, that such rights and obligations shall continue for the limited purpose of (i) allowing the applicable DGL1 Scheme Creditors to receive their respective DGL1 Scheme Consideration under the Scheme, and (ii) preserving all rights of the Existing Notes Trustee thereunder, including with respect to the Existing Notes Trustee’s Fees and Expenses.

7.2	The Company hereby undertakes that to the extent any Third Party Liabilities are not transferred to DGL0.5 pursuant to the Transfer Mechanics, then the Company shall either procure the transfer of such Third Party Liabilities to DGL0.5 or shall make provision for payment in full of such Third Party Liabilities on or after the Scheme Effective Date.

7.3	On or as soon as practicable after the Scheme Effective Date, the Company and DGL0.5 shall:

(a)	take any action(s) to ensure that the global notes representing the Existing Notes are cancelled; and

(b)	give any instructions and consents to the Existing Notes Trustee and DTC, as applicable, that may be required of the Company or DGL0.5 to accomplish the exchange of the Existing Notes for the New DGL0.5 Secured Notes identified in “Step 1” of Clause 7.1 (which exchange, for the avoidance of doubt, is anticipated to be performed by DTC in accordance with its customary practices and procedures on or as soon as practicable after the Scheme Effective Date) and to accomplish sub-clause (a) set forth immediately above.

7.4	On the Scheme Effective Date, the Section 101 Order shall be deemed to be incorporated in and form part of the Scheme and the transfers contemplated by the Section 101 Order shall occur, provided that if the Court refuses to give the Section 101 Order, the Company will instead execute the Sale Documents and implement the Asset Transfer pursuant to the authority conferred by and the instructions contained in Clause 9.

8	NO RIGHT TO COMMENCE PROCEEDINGS

8.1	From and after the Scheme Effective Date, no person or entity, including, without limitation, the Scheme Creditor Parties shall be entitled to commence, continue, threaten or procure the commencement or continuation of any Proceeding, whether directly or indirectly, against any of the Released Persons or in respect of any property of any of the Released Persons in respect of any Released Claim.

8.2	The Company shall be fully entitled to enforce Clause 8.1 of the Scheme in its own names, as applicable.

8.3	Each Released Person shall be fully entitled to enforce Clause 8.1 of the Scheme in its own name, (whether by way of a Proceeding or by way of defense or estoppel (or similar theory) in any jurisdiction whatsoever) as if it were a party hereto, pursuant to the provisions of the Contracts (Rights of Third Parties) Act 2016 of Bermuda and/or any other applicable law which so permits.

8.4	Each DGL1 Scheme Creditor is deemed to acknowledge that if it, or any person claiming through it (including any Scheme Creditor Parties), takes any Proceedings against any Released Persons in breach of Clause 8.1 of the Scheme, the Released Person shall be entitled to obtain an order as of right staying those Proceedings and providing for payment, by the DGL1 Scheme Creditor (and/or to the extent applicable, any Scheme Creditor Parties) concerned and any person claiming through it, of any costs, charges or other expenses howsoever incurred by such Released Person as a result of or in connection with taking such Proceedings on a full indemnity basis.

9	INSTRUCTIONS, AUTHORISATIONS AND DIRECTIONS

9.1	Each DGL1 Scheme Creditor in respect of its interest in the Existing Notes hereby irrevocably authorizes and instructs DTC and the Existing Notes Trustee to, on or after the Scheme Effective Date, take whatever action is necessary or reasonably appropriate to give effect to the terms of the Scheme.

9.2	On and from the Scheme Effective Date, in consideration of the rights provided to the DGL1 Scheme Creditors under the Scheme and notwithstanding any term of any relevant document, each DGL1 Scheme Creditor hereby appoints the Company in respect of any and all Scheme Claims arising under or in connection with the Existing Notes, the Pledge Agreement or the Existing Notes Indenture as its attorney and agent and irrevocably authorises, directs, instructs and empowers the Company (represented by any authorised representative) to:

(a)	enter into, execute and deliver (whether as a deed or otherwise) for and on behalf of each DGL1 Scheme Creditor the Restructuring Documents to which the DGL1 Scheme Creditors, or any of them, are named as a party and any other document referred to, contemplated by or ancillary to any of the foregoing; and

(b)	take whatever action is necessary to ensure that the books and records of DTC are updated to reflect the terms of the Scheme, including without limitation to: (i) instruct DTC to debit the Beneficial Interests relating to the Existing Notes from the relevant DTC Participants; (ii) authorise the cancellation of the book entry interests in respect of the Existing Notes; and (iii) take or carry out any other step or procedure reasonably required to effect the settlement of the Scheme.

9.3	Each DGL1 Scheme Creditor for itself and its Scheme Creditor Parties and DGL0.5 hereby for itself and its successors and assigns in respect of the Existing Notes, the Existing Notes Indenture and all other related instruments, certificates, agreements and other documents, releases, discharges and exonerates each of the Existing Notes Trustee (including its officers, agents, Affiliates, Personnel, attorneys) and Advisors from any Released Claims by the DGL1 Scheme Creditors and their Scheme Creditor Parties:

(a)	by reason of any of them acting in accordance with the above authorisation and instruction;

(b)	for the manner of performance of all acts carried out on such instructions save to the extent of its own gross negligence, willful default or fraud; and

(c)	in the case of a DGL1 Scheme Creditor and DGL0.5, under the Existing Notes Indenture and the Existing Notes with effect from the Scheme Effective Date (without prejudice to any rights of the Existing Notes Trustee under the Existing Notes Indenture, the Existing Notes or related documents), in each case whether or not the Company obtains a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code or another applicable law, legal doctrine or Proceeding concerning cross-border recognition.

9.4	DGL0.5 and each DGL1 Scheme Creditor including on behalf of its Scheme Creditor Parties in respect of the Existing Notes, hereby acknowledges and agrees that any action taken by the Company in accordance with the Scheme and/or the Restructuring Documents will not constitute a breach of the Existing Notes, Existing Notes Indenture (or any other agreement or document governing the terms of any Scheme Claim) or the Restructuring Documents and to the extent such agreement is ineffectual or unenforceable, hereby irrevocably waives any such breach.

9.5	The directions, instructions and authorisations granted under this Clause 9 shall be treated, for all purposes whatsoever and without limitation, as having been granted by deed and the Company shall be entitled to delegate the authority granted and conferred by this Clause 9 to any duly authorised officer or agent of the Company as necessary.

10	DGL1 SCHEME CREDITOR UNDERTAKINGS AND RELEASES

10.1	In consideration for its entitlement to the DGL1 Scheme Consideration, each DGL1 Scheme Creditor, in respect the Existing Notes, hereby gives the undertakings, releases and waivers in this Clause 10 on behalf of itself and its Scheme Creditor Parties.

10.2	With immediate effect on and from the Scheme Effective Date, each DGL1 Scheme Creditor and its Scheme Creditor Parties and (solely in respect of clauses (b), (c)(ii) and (iii), (d) and (e) below) DGL0.5 irrevocably, unconditionally, fully and absolutely:

(a)	waives, discharges and releases all of its rights, title and interest in and to its Scheme Claims in consideration for its entitlement to receive the DGL1 Scheme Consideration in accordance with the Scheme;

(b)	except as otherwise expressly provided herein, waives, discharges and releases any Released Claim it may have under or in connection with the Existing Notes Indenture, the Pledge Agreement, and/or the Existing Notes against any Released Person in relation to any breaches or defaults under the Existing Notes Indenture, the Pledge Agreement and/or the Existing Notes occurring on or before the Scheme Effective Date or which may occur as a result of implementation of the Scheme;

(c)	ratifies and confirms everything which any Released Person may lawfully do or cause to be done in accordance with any authority conferred by the Scheme and agrees not to challenge:

(i)	the Transfer Mechanics, Sale Documents or the Section 101 Order, as the case may be, and the transactions contemplated thereby in each instance;

(ii)	the validity of any act done or omitted to be done in good faith by any Released Person to implement the transactions and compromises contemplated hereby; or

(iii)	the exercise or omission to exercise of any power conferred in accordance with the provisions of the Scheme in good faith by any Released Person.

(d)	waives, releases and discharges each and every Released Claim which it ever had, may have or hereafter can, shall or may have against any Released Person; and

(e)	undertakes to the Released Persons that it will not and shall procure that its Scheme Creditor Parties will not, directly or indirectly commence or continue, or instruct, direct or authorise any other person to commence or continue, any Proceedings in respect of or arising from any Released Claims.

10.3	Each DGL1 Scheme Creditor acknowledges that it may later discover facts in addition to or different from those which it presently knows or believes to be true with respect to the subject matter of the Scheme, but it is its intention to fully, and finally forever settle and release any and all matters, disputes and differences, whether known or unknown, suspected or unsuspected, which presently exist, may later exist or may previously have existed between it and one or more of the Released Persons in respect of the Released Claims, and that in further of this intention, the waivers, releases and discharges given in the Scheme shall be and shall remain in effect as full and complete general waivers, releases and discharges notwithstanding the discovery or existence of any such additional or different facts.

PART C
IDENTIFICATION OF SCHEME CLAIMS

11	DETERMINATION OF SCHEME CLAIMS

11.1	Each DGL1 Scheme Creditor shall have a Scheme Claim equivalent to the Existing Notes in which it holds a Beneficial Interest (without double counting any Beneficial Interest held through an Intermediary).

12	SALES, ASSIGNMENTS OR TRANSFERS

12.1	Neither the Company nor the Information Agent shall recognise any sale, assignment or transfer of any Scheme Claim after the Record Date for the purposes of determining entitlement to attend and vote at the Scheme Meeting.

12.2	All distributions of DGL1 Scheme Consideration shall be made to DGL1 Scheme Creditors in accordance with Clause 7.3 above irrespective of any sale, assignment or of any Scheme Claim after the Record Date.

12.3	A transferee of an economic, beneficial or proprietary interest in the Existing Notes after the Record Date will, however, be bound by the terms of the Scheme in the event that it becomes effective, and any Existing Notes to which such transferee is entitled will be cancelled on the Scheme Effective Date in accordance with the terms of the Scheme.

13	PROVISION OF INFORMATION

13.1	To the extent permitted by law (including any pre-existing obligations of confidentiality) DGL1 Scheme Creditors (including any DTC Participants and Intermediaries) shall provide the Information Agent with all information requested by it in writing.

14	THE INFORMATION AGENT

The Information Agent shall not be liable for any claim or Liability arising in respect of the performance of its duties as Information Agent under the Scheme except where such claim or Liability arises as a result of its own fraud, gross negligence or willful misconduct.

PART D
CONDITIONS TO THE SCHEME

15	CONDITIONS TO THE EFFECTIVENESS OF THE SCHEME

15.1	The Scheme shall only become effective following the satisfaction of all of the following conditions:

(a)	the approval of the Scheme (with or without modifications, subject to Clause 19 of this Scheme) at the Scheme Meeting by a simple majority in number of the DGL1 Scheme Creditors entitled to vote at the Scheme Meeting either in person or by proxy representing at least three fourths in value of the Scheme Claims;

(b)	the sanction of the Scheme (with or without modifications, subject to Clause 19 of this Scheme) by the Court;

(c)	the receipt by the Company of the Section 101 Order or the Sale Documents becoming effective in accordance with their terms, as the case may be;

(d)	entry of an order by the US Bankruptcy Court pursuant to Chapter 15 of the US Bankruptcy Code, recognizing and enforcing the Scheme;

(e)	completion of the Founder Equity Contribution;

(f)	payment in full, in cash of the then liquidated Existing Notes Trustee’s Fees and Expenses that have been invoiced to the Company no less than two (2) Business Days prior to the Scheme Effective Date;

(g)	payment of all outstanding or otherwise applicable fees of Advisors to the Ad Hoc Group; and

(h)	the delivery of an office copy of the Sanction Order to the Registrar of Companies for registration.

PART E
GENERAL SCHEME PROVISIONS

16	TERMINATION OF THE SCHEME

16.1	If the Scheme Effective Date does not occur on or before the Longstop Time, the terms of and the obligations on the parties under or pursuant to this Scheme shall lapse and all of the compromises and arrangements provided by this Scheme and any releases granted pursuant to this Scheme shall be of no effect and shall be construed as if it had never become effective, and the rights and obligations of the DGL1 Scheme Creditors shall not be affected and shall be reinstated and remain in full force and effect.

17	SECURITIES LAW CONSIDERATIONS

17.1	The New DGL0.5 Secured Notes will not be registered under the US Securities Act or any state or other securities laws of the United States of America or any other jurisdiction.

17.2	In sanctioning this Scheme, the Court has been apprised of the fact that the Company and DGL0.5 will rely on the Court’s approval of this Scheme as the basis for the Section 3(a)(10) exemption under the US Securities Act for the offer, issuance and distribution of DGL1 Scheme Consideration to DGL1 Scheme Creditors in exchange for their Scheme Claims.

18	SCHEME COSTS

18.1	The Company shall pay all Scheme Costs and any other costs incurred by the Company including in connection with the negotiation, preparation and implementation of the Scheme as and when they arise, including the costs of holding the Scheme Meeting, the costs of any petition to the Court to sanction the Scheme and the costs, charges, expenses and disbursements of all Advisors in the amounts agreed with the Company and the Existing Notes Trustee, which Scheme Costs shall not be subject to the arrangement and compromises to be effected by the Scheme.

19	MODIFICATIONS OF THE SCHEME

19.1	The Company may subject to the terms of the Lockup and Support Agreement, at any hearing to sanction the Scheme, consent on behalf of all DGL1 Scheme Creditors to any modification of the Scheme or any terms or conditions which the Court may think fit to approve or impose and which would not directly or indirectly have a materially adverse effect on the interests of any DGL1 Scheme Creditor or the Existing Notes Trustee, or any of them, under the Scheme or any Restructuring Document.

20	NOTICES

20.1	Any notice or other written communication to be given under or in relation to the Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand or sent by Post, and by air mail where it is addressed to a different country from that in which it is posted, with a copy sent by electronic mail to:

(a)	in the case of the Company

Digicel Limited
Clarendon House
2 Church Street
Hamilton, HM 11
Bermuda
Attn: David Lomas (david.lomas@digicelgroup.com)

with a copy to (which shall not constitute notice):

Conyers Dill & Pearman Limited
Clarendon House
2 Church Street
Hamilton, HM 11
Bermuda
Attn: Edward Rance
Email: edward.rance@conyers.com

-and-

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Michael Kaplan
Timothy Graulich
Gene Goldmintz
Email: michael.kaplan@davispolk.com
          timothy.graulich@davispolk.com
          gene.goldmintz@davispolk.com

(b)	in the case of a DGL1 Scheme Creditor, its last known address known to the Company, provided that all deliveries of notice:; required to be made by the Scheme shall be effective by posting the same in pre-paid envelopes addressed to the DGL1 Scheme Creditors or, if so directed by the DGL1 Scheme Creditors, to the relevant DTC Participant for the persons respectively entitled thereto at the addresses appearing in the records of DTC or to such other addresses (if any) as such persons may respectively direct in writing; or

(c)	In the case of the Existing Notes Trustee and New Notes Trustee:

Deutsche Bank Trust Company Americas
Global Transaction Banking
Trust and Agency Services
60 Wall Street
24th Floor / Mail Stop NYC60-2405
New York, NY 10005
Attn: Rodney Gaughan, Brendan Meyer and Luke Russell
Email: rodney.gaughan@db.com, brendan.meyer@db.com and luke-s.russell@db.com

With a copy to: (which shall not constitute notice):

Moses & Singer LLP
405 Lexington Avenue
New York, NY
Attn: Alan E. Gamza, Andrew Oliver and Kent C. Kolbig
Direct Dial: (212) 554-7800
Fax (212) 554-7700
Email: agamza@mosessigner.com. aoliver@mosessinger.com
and kkolbig@mosessinger.com

(d)	in the case of any other person, any address set forth for that person in any agreement entered into in connection with the Scheme.

20.2	In addition, any notice or other written communication under or in relation to the Scheme to be given to the DGL1 Scheme Creditors shall be deemed to have been duly given if sent by electronic means through DTC.

20.3	Any notice or other written communication to be given under the Scheme shall be deemed to have been served:

(a)	if delivered by hand, on the first Business Day following delivery;

(b)	if sent by Post, on the second Business Day after posting if the recipient is in the country of dispatch, otherwise on the fifth Business Day after posting; and

(c)	if distributed electronically through DTC, on the fifth Business Day after such distribution.

20.4	In proving service, it shall be sufficient proof, in the case of a notice sent by Post, that the envelope was properly stamped, addressed and placed in the Post.

20.5	The accidental omission to send any notice, written communication or other document in accordance with this Clause 20 or the non-receipt of any such notice by any DGL1 Scheme Creditor, shall not affect any of the provisions of the Scheme or the effectiveness thereof.

21	CONFLICT AND INCONSISTENCY

In the case of a conflict or inconsistency between the terms of the Scheme and the terms of the Explanatory Statement, the terms of the Scheme will prevail.

22	GOVERNING LAW AND JURISDICTION

Without prejudice to the choice of law provisions in the Existing Notes Indenture with respect to the rights and obligations of the Existing Notes Trustee thereunder, the Scheme shall be governed by, and construed in accordance with, the laws of Bermuda. The Company, DGL0.5, the Existing Notes Trustee, the Information Agent and each of the DGL1 Scheme Creditors agree that, to the fullest extent permitted by applicable law, any dispute between them shall be determined by the Court.

IN THE SUPREME COURT OF BERMUDA
CIVIL JURISDICTION
COMMERCIAL COURT
2020: No. 149

IN THE MATTER OF DIGICEL GROUP ONE

LIMITED (PROVISIONAL LIQUIDATORS

APPOINTED FOR RESTRUCTURING PURPOSES)

AND IN THE MATTER OF SECTION 99

COMPANIES ACT 1981

____________________

SANCTION ORDER

____________________